Exhibit 4

AMENDMENT TO LENDER RATE MODE COVENANTS AGREEMENT

THIS AMENDMENT (the "Amendment") made, entered into and effective as of May 26 , 2015, between and among TUCSON ELECTRIC POWER COMPANY, an Arizona corporation, ( "Borrower"), STI INSTITUTIONAL & GOVERNMENT, INC., a Delaware corporation ("STING"), BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation ("BB&T"; STING and BB&T are sometimes herein referred to collectively as the "Lenders" and singly, as a "Lender") and SUNTRUST BANK, a Georgia banking corporation, in its capacity as Administrative Agent as described herein (the "Administrative Agent").
WITNESSETH:
WHEREAS, the Borrower and STING are parties to a certain Lender Rate Mode Covenants Agreement dated as of November 1, 2013 (the "Covenants Agreement"), in connection with the issuance of $100,000,000 aggregate principal amount of The Industrial Development Authority of the County of Apache Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project) (the "Bonds") evidenced by Bond R-1 dated November 14, 2013 in the principal amount of $100,000,000 and registered in the name of STING ("Bond R-1"), pursuant to an Indenture of Trust dated as of November 1, 2013 by and between The Industrial Development Authority of the County of Apache and U.S. Bank Trust National Association, as Trustee (the "Indenture"); and
WHEREAS, all capitalized terms used herein shall have the meanings ascribed thereto in the Covenants Agreement and the Indenture unless otherwise provided herein; and
WHEREAS, on November 15, 2018 (assuming that there has not been a Conversion prior thereto), a Conversion of the Bonds shall occur and, as a consequence thereof, the Bonds shall be subject to mandatory purchase pursuant to Section 5.01 (b)(i) of the Indenture; and·
WHEREAS, STING purchased the Bonds and the Borrower entered into the Covenants Agreement as a condition to such purchase; and
WHEREAS, STING desires to sell $75,000,000 principal amount of the Bonds to BB&T pursuant to an Assignment and Assumption of even date herewith (the "Assignment and Assumption") pursuant to which Bond R-1 will be reissued as two separate bonds as follows:
(i)    $25,000,000 in principal amount of the Bonds registered in the name of STING; and
(ii)    $75,000,000 in principal amount of the Bonds registered in the name of BB&T; and
WHEREAS, Section 8.12 of the Covenants Agreement requires, among other things, that the Borrower consent to such sale and Borrower is willing to give such consent; and
WHEREAS, Section 8.12 of the Covenants Agreement also requires that, in connection with the sale and transfer of a portion of the Bonds by STING, an appropriate amendment to the Covenants Agreement be entered into to reflect multiple owners of the Bonds, decision making among such Owners and appointment of an Administrative Agent; and
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WHEREAS, the Lenders desire to appoint SunTrust Bank as Administrative Agent; and
WHEREAS, the parties hereto desire to enter into this Amendment to carry out the foregoing intents and desires;
NOW THEREFORE, for and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Consent of Borrower.    The Borrower hereby consents to the sale by STING of
$75,000,000 in principal amount of the Bonds pursuant to the Assignment and Assumption.
2.    Amendments to the Covenants Agreement. The Covenants Agreement is amended as follows:
(a)    References in the Covenants Agreement to "Lender" shall refer to both STING and BB&T as "Lenders", as the context requires. All references to Lender or Lenders shall be deemed to refer to each of STING and BB&T singularly as a Lender and collectively as Lenders and, as such, BB&T, as assignee of a portion of Bond R-1, shall have all rights and benefits as a Lender under the Covenants Agreement.
(b)    The following new definitions are added to Section 1.01 in proper alphabetical sequence as follows:
"BB&T" shall mean Branch Banking and Trust Company, its successors and assigns.
"Required Lenders" means, at any time determination thereof is to be made, Lenders holding not less than 66 2/3% of the interests in the Bonds, but in all cases not less than two (2) Lenders.
(c)    Section 1.04 is modified by deleting the word "Lender" therefrom each time it appears and substituting the words "Administrative Agent" therefor.
(d)    Section 2.01(a) is modified by deleting the existing language thereof in its entirety and substituting therefor the following:
(a)    without limiting the obligation of the Borrower under Section 8.05, the Borrower shall pay within thirty (30) days after written demand:
(i)    if an Event of Default shall have occurred, all reasonable costs and expenses of the Lenders and the Administrative Agent, including, without limitation, all reasonable costs and expenses of counsel retained by any Lender or the Administrative Agent in connection with the enforcement (whether by means of legal proceedings or otherwise) of any of their respective rights under this Agreement, and the other Related Documents;
(ii)    the reasonable fees and out-of-pocket expenses for counsel retained by any Lender or the Administrative Agent in connection with advising such Lender or the Administrative Agent as to their rights and responsibilities under this Agreement and the other Related Documents upon the occurrence of a Default or Event of Default or in connection with responding to requests from the Borrower for approvals, amendments, consents and waivers;
(iii)    any amounts advanced by or on behalf of any of the Lenders to the extent required to cure any Default, Event of Default or event of nonperformance hereunder or any Related Document, together with interest at the Default Rate; and
(iv)    any other outstanding fees and costs due to any of the Lenders or the Administrative Agent.
(e)    Section 4.01 is modified by deleting the existing first sentence thereof and substituting therefor the following:
"The Borrower will furnish to the Administrative Agent (and the Administrative Agent will forward such copies to the Lenders):"
(f)    Section 4.01(i) is modified by deleting the word "Lender" therefrom and substituting the words "Administrative Agent" therefor.
(g)    Section 4.10 is modified by deleting the word "Lender" therefrom and substituting the words "Administrative Agent or the Required Lenders" therefor.
(h)    Section 5.01(a) is modified as follows:
(i)    clause (B) is modified by deleting the word "Lender" therefrom each time it appears and substituting the words "Required Lenders" therefor.
(ii)    clause (C) is modified by deleting the word "Lender" therefrom and substituting the words "Administrative Agent" therefor.
(iii)    clause (D) and the last sentence are restated in their entirety to read as follows:
"(D) the Administrative Agent shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the due authorization, execution, delivery, validity and enforceability of the assumption agreement referred to in clause (C) of this Section 5.01, and such other matters as the Required Lenders may reasonably require. In the case of any merger, consolidation or transfer of assets permitted hereunder, the Required Lenders shall upon the request of the Borrower deliver to the Trustee and the Authority a written statement to the effect that such action is permitted hereunder."
(i)    Section 5.02(a)(iv) is modified by deleting the word "Lender" therefrom and substituting the words "Administrative Agent" therefor.
(j) Section 6.01(e) is modified by deleting the word "Lender" therefrom and substituting the words "Administrative Agent" therefor.
(k)    A new Section 6.04 is added to the Covenants Agreement as follows:
6.04    Actions by the Administrative Agent.    Upon the appointment of the

Administrative Agent, the actions described in Sections 6.02 and 6.03 that the Lenders are entitled to take shall be taken by the Administrative Agent at the direction of the Required Lenders, and the rights of Lenders described in such Sections shall apply as well with respect to any action or failure to act by the Administrative Agent. Additionally, except as provided in Section 8.15, prior to taking any action or omitting to take any action under the Indenture called for by the Owners, Lenders or Administrative Agent, the Administrative Agent shall obtain the written consent of the Required Lenders. Further, if STING or BB&T propose to transfer a portion of the Bonds held by either of them, an appropriate amendment to this Agreement, in form and substance satisfactory to Borrower and the Lenders, will be entered into to reflect more than 2 Owners of the Bonds and decision making hereunder.
(1)    Section 7.01 is modified by deleting the existing language thereof in its entirety and substituting therefor the following:
7.01    Indemnification.    The Borrower agrees to indemnify each Lender and the Administrative Agent, and the Affiliates of each and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, penalties, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any Related Document or any actual or proposed use of proceeds of the Bonds; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.
(m)    Section 8.02 is modified by deleting the existing language thereof in its entirety and substituting therefor the following:
8.02 Amendments and Waivers; Enforcement. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is agreed to and signed by the Borrower, the Administrative Agent and the Required Lenders.
(n)    Section 8.12 is modified by adding the following new sentence to the end thereof:
"If an Administrative Agent has been appointed, any assignment, participation or sale or transfer by a Lender shall be subject to the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld."
(o)    Section 8.15 is modified by deleting the existing language thereof in its entirety and substituting therefor the following:
"Section 8.15 Calculation and Notice of Interest Rate. The Administrative Agent (without the need to obtain the consent of any Lender) agrees to determine the interest rate on the Bonds and to provide notice thereof during the Initial Lender Rate Period in accordance with the provisions of the Indenture."
(p)    A new Article IX is added to the Covenants Agreement as follows:

ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints SunTrust Bank to act on its behalf as the Administrative Agent hereunder and under the other Related Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9.01 are solely for the benefit of Administrative Agent and the Lenders, and neither the Borrower nor any of its Affiliates shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any laws. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.02    Rights as a Lender. Any Person serving as the Administrative Agent hereunder that is a Lender, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, engage in any kind of business with, the Borrower or Affiliates thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and, except as set forth in Section 8.15, its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, and except as otherwise required pursuant to Section 8.15, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Related Document or law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, and information relating to the Borrower that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Related Document, (ii) the contents of any certificate, report or (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Related Document or any other agreement, instrument or document.
Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including facsimile, email, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder, other than the duties arising out of Section 8.15, by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provision of Section 9.3 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent , and shall apply to their respective activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.06    Resignation of Administrative Agent
(a)    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be any commercial bank organized under the laws of the United States of America or any state thereof having a combined capital and surplus and undivided profits of not less than $500,000,000, or an Affiliate of any such bank.
(b)    With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Administrative Agent's resignation hereunder, the provisions of this Section shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 9.07    Replacement of Administrative Agent. The Required Lenders may at any time, with the consent of the Borrower (provided that such consent shall not be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Section 6.01 shall have occurred and is continuing) replace the Administrative Agent (it being understood that any such replacement Administrative Agent shall be a Person that serves as administrative agent for other credit facilities of a comparable size), provided that the Required Lenders may not replace the Administrative Agent unless, after giving effort to such replacement and each contemporaneous assignment, the Required Lenders shall have arranged in connection with such replacement, to the extent requested by the Administrative Agent, that (a) neither the Administrative Agent nor any of its Affiliates shall be an Owner of any Bonds and (b) each of the Administrative Agent and its Affiliates shall have received payment in full of amounts owing to it under or in respect of this Agreement and the Bonds.
Section 9.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to purchase the Bonds. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Related Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.09    Administrative Agent May File Proof of Claims. In case of pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, the Administrative Agent (irrespective of whether the principal of the Bonds shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Bonds that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative· Agent shall consent to the making of such payments directly to the Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and other amounts due the Administrative Agent under Section 9.10.
Section 9.10    Indemnification. Lenders will reimburse and indemnify Administrative Agent and all other Agent Parties (as defined below) on demand (to the extent not actually reimbursed by the Borrower, but without limiting the obligations of the Borrower under this Agreement) for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, reasonable attorneys' fees and expenses), advances or disbursements of any kind of nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or its Related Parties (collectedly, the "Agent Parties") (a) in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or any other Agent Parties under this Agreement or any of the Related Documents, and (b) in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Related Documents in proportion to each Lender's percentage ownership of the Bonds; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Administrative Agent's or any other Agent Parties' gross negligence, bad faith or willful misconduct, as determined by a final, non-appealable judgment by a court of competent jurisdiction. If any indemnity furnished to any Agent Party for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this Section 9.10 shall survive the payment in full of the Bonds and the termination of this Agreement.
3.    Acceptance of Appointment. By execution of this Amendment, SunTrust Bank accepts its appointment as Administrative Agent.

4.    No Other Modifications; Borrower Representations, Warranties and Reaffirmations. Except as expressly modified herein, all terms and provisions of the Covenants Agreement are and shall remain in full force and effect. The Borrower hereby (i) represents and warrants that entering into this Amendment has been duly authorized by all necessary corporate action on the part of the Borrower and that this Amendment constitutes a legal, valid and binding obligation the Borrower, enforceable in accordance with its terms, subject to the qualifications on enforceability set forth in Section 3.02 of the Covenants Agreement; (ii) represents and warrants that no Event of Default has occurred and is continuing, and (iii) ratifies and reaffirms its covenants made in the Covenants Agreement, as modified hereby, as of the effective date of this Amendment.
5.    Miscellaneous. This Amendment is and shall be governed by the laws of the State of Arizona. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original. The notice addresses for BB&T and the Administrative Agent are set forth on the signature pages attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers, as of the date first written above.

TUCSON ELECTRIC POWER COMPANY
By:	/s/Kentton C. Grant
Title:	Vice President & Treasurer
STI INSTITUTIONAL & GOVERNMENT, INC.
By:	/s/ Henry B. Harris, III
Title:	Managing Director
BRANCH BANKING AND TRUST COMPANY
By:	/s/ Sarah M Bryson
Title:	Vice President, Corporate Banking
Address for Notices:
Branch Banking and Trust Company
c/o Sarah M. Bryson
Vice President, Corporate Banking
BB&T Capital Marketing
2001 Ross Avenue, Suite 2700
Dallas, Texas 75201
SUNTRUST BANK, in its capacity as Administrative Agent
By:	/s/ Sean Drinan
Title:	Managing Director
Address for Notices:
SunTrust Bank
c/o Sean Drinan
Managing Director
SunTrust Robinson Humphrey, Inc.
3333 Peachtree Road, 8th Floor
Atlanta, Georgia 30326

Signature Page to Amendment to Lender Rate Mode Covenants Agreement